UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)

June 28, 2024

THE GAP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street
San Francisco,	California	94105
(Address of principal executive offices)		(Zip Code)

(415) 427-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.05 par value	GPS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2024, the Board of Directors (the "Board") of The Gap, Inc. (the "Company") adopted The Gap, Inc. Senior Executive Severance Plan, effective July 1, 2024 (the "Plan"). After the Plan becomes effective, it will cover our named executive officers who receive and execute a participation agreement under the Plan, other than those named executive officers who have severance entitlements under a written employment agreement with the Company (or are otherwise excluded from participation under the Plan). Upon its effectiveness, it is anticipated that the Plan will cover the following named executive officers of the Company: Katrina O'Connell, Horacio Barbeito, Chris Blakeslee, and Mark Breitbard. In connection with adopting the Plan, the Company did not extend the individual severance arrangements of the foregoing named executive officers that will expire by their terms on or about June 30, 2024.

Under the Plan, in the event that a Plan participant’s employment is terminated by the Company other than For Cause (as defined in the Plan), except if such termination occurs during the 18 month period following a Change in Control (as defined in the Plan), such participant would receive 18 months of post-termination salary payments (reduced by the amount of compensation received by such participant from another entity with whom such participant enters into an employment or other professional relationship), a prorated annual bonus for the fiscal year in which the termination occurs (on the condition that such participant has worked at least three months of such fiscal year) based on actual performance goal results and at 100% attainment for any individual component (the "Pro-Rated Annual Bonus"), a subsidy equal to 75% of such participant’s healthcare premiums under COBRA (the "COBRA Subsidy"), continuation of the Company's financial counseling benefit for senior executives (the "Financial Counseling Benefit"), outplacement assistance for six months ("Outplacement"), and accelerated vesting of restricted stock units and performance-based restricted stock units that remain subject only to time vesting conditions that are scheduled to vest prior to April 1 following the end of the fiscal year of termination.

Under the Plan, in the event a Plan participant’s employment is terminated other than For Cause within 18 months after a Change in Control, such participant would receive an amount equal to two times the sum of such participant’s annual base salary and target annual bonus payable in a lump sum, the Pro-Rated Annual Bonus, the COBRA Subsidy, the Financial Counseling Benefit, Outplacement, and accelerated vesting of restricted stock units and performance-based restricted stock units, assuming target achievement of any applicable performance-based vesting criteria to the extent the performance period has not yet been completed.

The foregoing severance benefits are subject to the affected Plan participant timely executing (and, if applicable, not revoking) an agreement and release, which releases all claims against the Company and other parties. Unless terminated earlier or extended by the Company, the Plan will expire on June 30, 2029.

The foregoing summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Exhibit Description
10.1	The Gap, Inc. Senior Executive Severance Plan, effective July 1, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.

Date: June 28, 2024	By:	/s/ Julie Gruber
Julie Gruber
Executive Vice President and
Chief Legal and Compliance Officer